Exhibit 10.2

SIDE LETTER AGREEMENT

This SIDE LETTER AGREEMENT (this “Agreement”), dated as of December 22, 2025, is entered into by and among Beyond Meat, Inc., a Delaware corporation (the “Company”), and Unprocessed Foods, LLC, a Wyoming limited liability company (“Unprocessed Foods”). The Company and Unprocessed Foods are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company entered into that certain Loan and Security Agreement, dated May 7, 2025 (the “Loan and Security Agreement”), by and among the Company, as the Borrower (in such capacity, the “Borrower”), Unprocessed Foods, LLC, a Wyoming limited liability company (“Unprocessed Foods”), as a Lender, the other Lenders party thereto from time to time (in such capacity, the “Lenders”) and the Guarantors party thereto from time to time relating to certain extensions of credit thereunder from the Lenders to the Borrower in an aggregate original principal amount of up to $100,000,000 pursuant to a delayed draw term loan facility;

WHEREAS, in connection with the entry into the Loan and Security Agreement, the Company entered into that certain Warrant Agreement, dated May 7, 2025 (the “Warrant Agreement”), by and among the Borrower and the Lenders (in such capacity, the “Warrant Holders”) related to the issuance by the Company to the Warrant Holders of one or more warrants to purchase up to an aggregate of 9,558,635 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) underlying such warrants (the “Warrant Shares”);

WHEREAS, the Company drew down the entire $100,000,000 in principal amount pursuant to the delayed draw term loan facility under the Loan and Security Agreement and issued to the Warrant Holders on each of June 26, 2025 and September 18, 2025, Warrants to exercise, in the aggregate, 9,558,635 Warrant Shares;

WHEREAS, the initial strike price for the Warrants was determined to be $3.26 per share based on the terms of the Warrant Agreement;

WHEREAS, the strike price for the Warrants is subject to adjustments as set forth in the Warrant Agreement, including a weighted average adjustment for certain below-market issuances of equity or equity-linked securities, subject to exceptions set forth in the Warrant Agreement (each a “Degressive Issuance”);

WHEREAS, on September 29, 2025, the Company commenced an offer to exchange (the “Exchange Offer”) any and all of the $1.15 billion in aggregate principal amount of outstanding 0% Convertible Senior Notes due 2027 (the “Existing Convertible Notes”) for a combination of up to 326,190,370 shares (the “New Shares”) of its Common Stock and $202.5 million in aggregate principal amount of the Company’s 7.00% Convertible Senior Secured Second Lien PIK Toggle Notes due 2030 (the “New Convertible Notes”);

WHEREAS, on October 15, 2025 (the “Early Settlement Date”), the Company completed the early settlement of the exchange of the Existing Convertible Notes that were validly tendered on or before the early tender deadline of 5:00 p.m., New York City time, on October 10, 2025 (the “Early Tender Date”). Pursuant to the early settlement of the Exchange Offer, $1,114,603,000 in aggregate principal amount of the Existing Convertible Notes were validly tendered, accepted for exchange by the Company and subsequently cancelled, and the Company issued (i) $196,217,000 in aggregate principal amount of New Convertible Notes and (ii) 316,150,176 New Shares, in exchange for the validly tendered and accepted Existing Convertible Notes. In addition, the Company issued an additional $12.5 million in aggregate principal amount of New Convertible Notes as payment to certain parties to the transaction support agreement it entered into in connection with the Exchange Offer, for a total of $208,717,000 in aggregate principal amount of New Convertible Notes;

WHEREAS, an additional $5,938,000 in aggregate principal amount of Existing Convertible Notes was validly tendered in the Exchange Offer and not validly withdrawn following the Early Tender Date in connection with the Exchange Offer (the “Additional Tendered Notes”). On October 30, 2025 (the “Final Settlement Date”), the Additional Tendered Notes were validly tendered, accepted for exchange by the Company and subsequently cancelled, and the Company issued (i) $1,004,000 in aggregate principal amount of New Convertible Notes and (ii) 1,684,270 New Shares, in exchange for the validly tendered and accepted Additional Tendered Notes; and

WHEREAS, the New Convertible Notes contain certain provisions relating to the payment of interest in the form of common stock or in the form of payment-in-kind interest, as well as certain mandatory conversions, equitizations and make-whole payments that could result in additional issuances of common stock thereunder (collectively, “Additional Issuances”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Strike Price Adjustment. The Parties hereby agree that effective as of the date hereof, the strike price for the Warrants shall be decreased to $1.95 in order to fully account for any and all potential adjustments relating to any past or future Degressive Issuance, if any, in connection with the Exchange Offer, the issuance of New Shares and New Convertible Notes on the Early Settlement Date and the Final Settlement Date pursuant thereto, and any Additional Issuances pursuant to the New Convertible Notes at any time. The Parties acknowledge and agree that the foregoing adjustment is meant to be a one-time adjustment to address any and all issuances in connection with the Exchange Offer and the New Convertible Notes, and no further adjustment to the strike price of the Warrants will result from any such issuance or from, among other things, the notes becoming convertible as a result of the stockholder meeting or the determination of the conversion price for the New Convertible Notes.

2. Entire Agreement.

This Agreement, including all exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

3. Counterparts.

This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

4. Governing Law; Chosen Forum; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in a New York state or federal court sitting in the borough of Manhattan in the State of New York (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory).

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

BEYOND MEAT, INC.

/s/ Lubi Kutua
Name: Lubi Kutua
Title: Chief Financial Officer and Treasurer

UNPROCESSED FOODS, LLC

/s/ Shaleen Shah
Name: Shaleen Shah
Title: President